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                                                                    EXHIBIT 15.1

                LETTER ON UNAUDITED INTERIM FINANCIAL INFORMATION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      Pride International, Inc.
                  Amendment No. 1 to Registration Statement on Form S-3 Registration No. 333-107996

         We are aware that our reports dated May 15, 2003 and August 13, 2003 on our reviews of interim financial information of Pride International, Inc. (the "Company") as of March 31, 2003 and for the three-month periods ended March 31, 2003 and 2002, and as of June 30, 2003 and for the three-month and six-month periods ended June 30, 2003 and 2002, respectively, and included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, respectively, are incorporated by reference in its Registration Statement.


Very truly yours,

/s/ PricewaterhouseCoopers LLP

Houston, Texas
October 23, 2003